Exhibit 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

June 28, 2023

Board of Directors

Penns Woods Bancorp, Inc.

300 Market Street, P.O. Box 967

Williamsport, Pennsylvania 17703

Re: Form S-3 Registration Statement – 2023 Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

In connection with the registration of 250,000 shares of common stock, $5.55 par value per share (the “Common Stock”), by Penns Woods Bancorp, Inc. (the “Company”), covered by the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on the date hereof with respect to the potential issuance of the Common Stock under the Penns Woods Bancorp, Inc. 2023 Dividend Reinvestment and Stock Purchase Plan (the “Plan”), we, as counsel to the Company, have reviewed:

(1)  the articles of incorporation of the Company, as amended;

(2)  the bylaws of the Company, as amended;

(3)  resolutions adopted by the board of directors of the Company relating to the Registration Statement;

(4)  a corporate subsistence certificate, issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company;

(5)  the Registration Statement;

(6)  the Plan; and

(7)  copies of certificates representing shares of the Common Stock.

In connection with delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the Commonwealth of Pennsylvania and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Allentown • Bergen County • Bala Cynwyd • Cleveland • Fort Lauderdale • Harrisburg • Lancaster • New York
Philadelphia • Princeton • Reading • Rochester • Scranton • Valley Forge • Wilkes-Barre • Wilmington

A PROFESSIONAL CORPORATION

Board of Directors

June 28, 2023

Based upon our review of the foregoing, it is our opinion that:

(a)  the Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting under the laws of the Commonwealth of Pennsylvania; and

(b)  the Common Stock issuable pursuant to the Plan has been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Common Stock specified therein will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE, P.C.

/s/ Stevens & Lee, P.C.

/aml